EXHIBIT 10.41

Yipubishan New Drug Certificate and Intellectual

Property Right Transfer Contract

Party A:  Beijing Yipuan Bio-Medical Technology Co., Ltd.

Part y B:  Beijing Liang Fang Pharmaceutical, Co., Ltd.

This contract is established based on the rules of the Technology Contract Law of People’s Republic of China and the mutual agreement of both parties.

I. Party A’s responsibilities and obligations

1.	Party A is responsible for providing the new drug certificate and intellectual property right of Yipubishan (common name: Octreotide Acetate Injection, brand name: Yipubishan).

2.

Party A will continue to be in charge of the production of the drug and Party B will pay for the expenses of the production. Party A must guarantee the quality of the product and be responsible for all of the issues related to the product’s quality.

3.	Party A will hand over its existing selling market to party B in phases.

II. Party B’s responsibilities and obligations

1.	Party B is responsible for paying for the technology transfer fees defined by this contract to Party A.

2.	Party B is responsible for paying for the expenses of production for the drug to Party A.

III. Ownership of Achievements

The technology achievements of the product will belong to Party B after the transfer.

IV. Fees related to the technology transfer

The total of the technology transfer fees of Yipubishan is RMB 54 million (approximately USD 7.9 million). Party B should pay Party A RMB 20 million (approximately USD 2.9 million) within 1 month after signing the contract and the rest of RMB 34 million (approximately USD 5 million) should be paid off within 180 days.

V. Liabilities for breach of contract

1.

This technology transfer is an exclusive transfer. Both parties cannot transfer the technology to any third party in any way or in other disguised form. The party that breaches the contract will compensate the other party for all of the economic loss caused by the breach of the contract.

2.	Party B should pay Party A the technology transfer fees on time. If Party B cannot meet the foregoing payment schedule, Party A will pay a penalty of 0.2% of the deferred payment for each delayed day.

3.

Party A must complete the production volume ordered by Party B on time, if Party A is unable to meet Party B’s ordered volume timely, Party A will pay the penalty of RMB 5 (approximately USD 0.73) per unit that was not timely produced by Party B according to the difference between Party B’s ordered quantity and Party A’s produced quantity.

4.	All other breach of contract situations will be resolved based on the related rules of the Technology Contract Law of People’s Republic of China.

5.	Party A and Party B will negotiate with each other for other matters which are not included in this contract.

This contract will be effective after the signing and sealing by both parties. There are four originals of the contract and each party holds two originals.

Party A: Beijing Yipuan Bio-Medical Technology Co., Ltd.

Corporate Representative: Fang Jun

Date: December 2, 2008

Company Seal

Party B: Beijing Liang Fang Pharmaceutical, Co., Ltd.

Corporate Representative: Liu zhongyi

Date: December 2, 2008

Company Seal